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PRICING SUPPLEMENT NO. 1 DATED OCTOBER 15, 1999                   Rule 424(b)(3)
(To Prospectus and Prospectus Supplement Dated                File No. 333-61303
September 18, 1998


                                  $50,000,000
                            Kimco Realty Corporation
                           Series B Medium-Term Notes
                   Due Nine Months or More from Date of Issue

                                Fixed Rate Notes

Interest Rate: 7.62%
Trade Date: October 15, 1999

Issue Price: 100%
Agent's Discount or Commission: $250,000
Net Proceeds to Issuer: $49,750,000

Original Issue Date: October 20, 1999
Stated Maturity Date: October 20, 2004

Interest Payment Dates (if other than April 1 and October 1): N/A

Book Entry: /X/             Certificated: / /

Authorized Denomination: /X/  $1,000 and integral multiples thereof   / / Other:
Minimum Denomination:    /X/  $1000     / / Other:
Specified Currency:   /X/  United States dollars       / / Other:
Exchange Rate Agent: N/A

Redemption:  /X/  The Notes cannot be redeemed prior to maturity.
             / /  The Notes may be redeemed prior to maturity, as follows:
                    Initial Redemption Date:
                    Initial Redemption Percentage:
                    Annual Redemption Percentage Reduction:

Repayment:   /X/  The Notes cannot be repaid prior to maturity.
             / /  The Notes may be repaid prior to maturity, as follows:
                    Optional Repayment Dates:

Additional/Other Terms: None

Addendum Attached:    / / Yes      /X/ No

Agent:    /X/ Merrill Lynch & Co.
          / / Chase Securities Inc.
          / / Banc One Capital Markets, Inc.
          / / J.P. Morgan Securities Inc.
          / / Morgan Stanley & Co. Incorporated
          / / Goldman, Sachs & Co.
          /X/ Other: Legg Mason Wood Walker, Incorporated

         The effective date of the final regulations regarding withholding and information rules applicable to non-U.S. Holders discussed in the Prospectus Supplement under the heading "Certain United States Federal Income Tax Considerations -- Backup Withholding" has been changed. The final regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules.